Exhibit 10.1

CONSULTING AGREEMENT

This Consulting Agreement (the “Agreement”) is dated as of November 25, 2016 and effective as of November 28, 2016 (the “Effective Date”), by and among Michael Fung (“Consultant”), The Neiman Marcus Group LLC, a Delaware limited liability company (“Company”) and Neiman Marcus Group, Inc., a Delaware corporation (“Parent”).

RECITALS

WHEREAS, based upon the reputation and successful experience of Consultant, the Company and Parent desire to engage Consultant as an independent contractor to provide the Services described herein.

THEREFORE, the Company, Parent and Consultant agree as follows:

ARTICLE I
CONSULTING ENGAGEMENT

1.1      Services.

(a)           The Company and Parent hereby engage Consultant to perform, and Consultant agrees to perform, the following services (the “Services”) during the Term (as defined below), for and to the benefit of the Company and Parent (the “Engagement”):

(i)            Transitioning a permanent Chief Financial Officer (“CFO”) and/or Chief Operating Officer of the Company;

(ii)           Overseeing administrative, financial and risk management operations of the Company;

(iii)          Overseeing reporting of financial results;

(iv)          Advancement of the Company’s long-term strategic plan; and

(v)           Other services as reasonably requested by the Chief Executive Officer of the Company and Parent or the Board of Directors (the “Board”) of the Parent.

(b)           Consultant agrees that proper performance of the Services will require substantially all of his business time, and accordingly Consultant shall not work on any engagement other than the Engagement during the Term, other than the positions set forth on Exhibit A.

(c)           During the Term, Consultant shall be a non-employee officer of each of the Company and Parent with the title “Interim Executive Vice President, Chief Financial Officer and Chief Operating Officer” of each of the Company and Parent and certain wholly-owned subsidiaries.

(d)           Consultant shall perform the Services at the Company’s headquarters and other Company locations, and shall observe all rules, policies and practices of the Company and Parent.

1.2      Consulting Fee.  As full consideration for the Services, the Company shall compensate Consultant at the rate of $60,000 per month (the “Monthly Consulting Fee”) during the Term (pro rated for any partial months).

1.3      Fee Premium. Consultant shall be eligible to earn a discretionary fee premium (“Fee Premium”) for performance during the Engagement against benchmarks that will be established by the Board (or a committee thereof), in consultation with Consultant, within 30 days after the Effective Date.  The target Fee Premium shall be equal to $60,000, payable for meeting the applicable benchmarks, as determined by the Board (or a committee thereof) in its sole discretion.  The actual amount of the Fee Premium (if any) will be contingent upon Consultant’s level of achievement of the applicable benchmarks.  The Board (or a committee thereof) shall determine in its sole discretion the level of achievement of the goals applicable to the Fee Premium as of the Termination Date.  Except in the event of termination of the Engagement by the Company pursuant to Section 3.2(a)(iii) or by Consultant pursuant to Section 3.3(b), Consultant must be actively engaged in the Engagement on the Expiration Date (and must not have provided notice to the Company to terminate the Engagement pursuant to Section 3.2(a) or to not extend the Expiration Date pursuant to Section 2.1(d)(ii)) to earn the Fee Premium (if any).  The Fee Premium (if any) shall be paid in the form of a cash lump sum not later than 45 days after the Termination Date.

1.4      Equity Award.  Following the Effective Date, subject to the approval of the Parent Board or a duly appointed committee thereof, Consultant will be awarded 786 options to purchase Class A Common Stock and Class B Common Stock of Parent, 50% of which shall be subject to time-based vesting and 50% of which shall be subject to performance-based vesting, in each case, in accordance with the terms of Parent’s Management Equity Plan (the “Equity Plan”) and the applicable award agreement(s) at an exercise price not less than Fair Market Value (as defined in the Equity Plan) at the date of grant. Consultant acknowledges and agrees that the terms of the grant of an award pursuant to the Equity Plan shall be governed exclusively by the terms of such plan and award agreement, including, without limitation, with respect to the vesting.

1.5      Expense Reimbursement.

(a)           The Company shall reimburse Consultant for all documented out-of-pocket expenses reasonably incurred during the Term in connection with the provision of the Services in accordance with the Company’s standard policies and procedures.

(b)           Without limiting the foregoing, the Company shall reimburse Consultant for all the following out-of-pocket expenses reasonably incurred during the Term in connection with Consultant’s temporary residence in Dallas, Texas (the “temporary relocation benefits”):  (i) roundtrip airfare for Consultant to Consultant’s current residence from Dallas, Texas and (ii) at the option of Consultant, temporary living expenses in Dallas, Texas, including rental of a furnished apartment (not to exceed $5,000 per month) and automobile rental (not to exceed $1,500 per month). All non-qualified relocation expenses shall be grossed up for applicable taxes by the Company.

(c)           All expense reimbursement, including the temporary relocation benefits, will be subject to the Company’s expense reimbursement policies as the same are in effect from time to time.

1.6      Status of Consultant as Independent Contractor.  Consultant shall operate as an independent contractor to the Company and to Parent, and this Agreement shall not be construed to create any association, partnership, joint venture, employee or agency relationship between Consultant, on the one hand, and the Company or Parent, on the other.  Without limiting the foregoing:

(a)           Consultant shall retain discretion over the methods, details, means, techniques and procedures by which the Services are rendered, as long as the objectives set forth in Section 1.1(a) are met in a manner satisfactory to the Company.

(b)           Consultant is not eligible for, and Consultant hereby waives any claim to, wages, incentive compensation, profit sharing participation, health coverage and any other benefits provided to employees of the Parent or any of its controlled Affiliates.  Concurrently with the execution of this Agreement, Consultant shall execute the acknowledgement attached hereto as Attachment I.

(c)           Consultant recognizes and understands that, if applicable, he will receive an IRS 1099 statement and related tax statements, and will be required to file corporate and/or individual tax returns and to pay taxes in accordance with all provisions of applicable Federal and State law.  At the Company’s request, Consultant shall provide proof of required tax payments.

1.7      Representations. Consultant represents and warrants that (i) he has the right, power and authority to enter into this Agreement and to perform fully all of his obligations hereunder and (ii) its execution, delivery and performance of this Agreement and the performance of the Services by Consultant do not and will not conflict with or result in any breach or default under any other agreement of Consultant.

ARTICLE II
DEFINITIONS

2.1      Definitions. The following definitions will apply:

(a)           “Affiliate” means, with respect to any entity, any other corporation, organization, association, partnership, sole proprietorship or other type of entity, whether incorporated or unincorporated, directly or indirectly controlling or controlled by or under direct or indirect common control with such entity.

(b)           “Cause” means

(i)            Consultant’s (i) conviction of a felony or (ii) plea of nolo contendre in connection with any financial, business or commercial enterprise or transaction or any other matter (excluding traffic offenses);

(ii)           Consultant becoming the subject of a criminal indictment or other regulatory proceeding initiated by the Securities and Exchange Commission or other federal or state regulatory body having oversight for financial institutions in any such case based on material allegations of improper conduct or activities involving (i) securities trading, (ii) inaccurate disclosure or reporting, or other (iii) financial matters, in each case that in Parent’s opinion could adversely affect the business or reputation of Parent or the Company, or that could otherwise materially disrupt the business affairs of Parent or the Company as determined in accordance with Exhibit B;

(iii)          Consultant’s material violation of law in connection with any transaction involving the purchase, sale, loan or other disposition of, or the rendering of investment advice with respect to, any security, futures or forward contract, insurance contract, debt instrument or currency;

(iv)          Consultant’s dishonesty, bad faith, gross negligence, willful misconduct, fraud or willful or reckless disregard of duties in connection with the performance of Services;

(v)           Consultant’s material breach of this Agreement, to the extent not cured to the satisfaction of Parent within five days after the date of notice of such breach (to the extent susceptible to cure), or Consultant’s material breach of any other agreement with the Company, Parent or any of their respective Affiliates;

(vi)          Consultant’s material violation of the written policies adopted from time to time by the Company or Parent governing generally the conduct of persons performing services on behalf of the Company, Parent or any of their respective Affiliates, to the extent not cured to the satisfaction of the Company and Parent within five days after the date of notice of such violation (to the extent susceptible to cure);

(vii)         Consultant’s intentional taking of any improper action or the intentional omission to take any proper action or omission to take any action that has caused or substantially contributed to a material deterioration in the business or reputation of the Company, Parent or any of their respective Affiliates, or that was otherwise materially disruptive of the business affairs of the Company, Parent or any of their respective Affiliates, provided, however, that the term Cause shall not include for this purpose any mistake in judgment made in good faith or any act or omission taken at the express or affirmative direction, or otherwise with the express affirmative approval, of the Board; or

(viii)        Consultant’s obtaining of any material improper personal benefit, including as a result of a breach of any covenant or agreement in connection with the provision of the Services.

(c)           “Disability” means any physical or mental illness, disability or incapacity of Consultant that prevents Consultant from performing all or substantially all of the Services as contemplated by this Agreement that continues for 30 consecutive days.

(d)           “Expiration Date” means the earliest to occur of

(i)            30 days following the start date of the Company’s permanent CFO; and

(ii)           The 180th day following the Effective Date, subject, in the case of this clause (ii), to automatic, consecutive 30-day extensions at the end such period or extension (as applicable), unless the Company or Parent on the one hand, or Consultant on the other, elects, upon not less than 30 days’ advance written notice to the other, for any such extension not to apply.

(e)           “Term” means the period from the Effective Date through the Termination Date.

(f)            “Termination Date” means the Expiration Date, or if earlier, the date of termination of the Engagement pursuant to Section 3.2 or 3.3 or otherwise.

(g)           “Work Product” means all patents and patent applications, all inventions, innovations, improvements, developments, methods, designs, analyses, drawings, reports, creative works,

discoveries, software, computer programs, modifications, enhancements, know-how, formulations, concepts and ideas, and all similar or related information (in each case whether or not patentable), all copyrights and copyrightable works, all trade secrets, confidential information, and all other intellectual property and intellectual property rights that are conceived, reduced to practice, developed or made by Consultant either alone or with others in the course of employment with Parent and its controlled Affiliates (including employment prior to the date of this Agreement).

ARTICLE III
TERM AND TERMINATION

3.1      Term. The Company and Parent on the one hand, and Consultant on the other, shall have the right to terminate the Engagement for any reason or for no reason prior to the Expiration Date, in accordance with Section 3.2 or 3.3, as applicable.

3.2      Termination by the Company.

(a)           The Company or Parent may terminate the Engagement immediately:

(i)            in the event of the death or Disability of Consultant;

(ii)           in the event of any action by Consultant constituting Cause; or

(iii)          for any reason other than described in Sections 3.2(a)(i) and (ii) above.

(b)           In the event of termination of the Engagement by the Company or Parent pursuant to Section 3.2(a)(iii) above or 3.3(b) below, in either case prior to the Expiration Date, (i) Consultant shall be entitled to payment of the Monthly Consulting Fee from the Company through the Expiration Date, (ii) reimbursement of expenses incurred prior to the Termination Date in accordance with Section 1.7 above and (iii) the Fee Premium (if any) earned pursuant to Section 1.3 above.

3.3      Termination by Consultant.  Consultant may terminate the Engagement prior to the Expiration Date upon:

(a)           30 days prior written notice to the Company and Parent; or

(b)           the Company’s or Parent’s material breach of this Agreement, to the extent not cured within fifteen days after the date of notice of such breach (which notice must be given within fifteen days of such breach) and failure to cure such breach (to the extent susceptible to cure).

3.4      Expiration.  Unless earlier terminated as described above, the Engagement shall terminate automatically on the Expiration Date, in which case Consultant shall receive from the Company the Monthly Consulting Fee through the Expiration Date,  reimbursement of expenses incurred prior to the Expiration Date in accordance with Section 1.5 above and the Fee Premium (if any) earned pursuant to Section 1.3.

3.5      Except as described in Section 3.2, 3.3 or this Section 3.5, Consultant shall not be entitled to receive any other fees, remuneration or other amounts from the Company or Parent after the Termination Date other than earned and unpaid Monthly Consulting Fees through the Termination Date and reimbursement of expenses incurred prior to the Termination Date in accordance with Section 1.5 above.

ARTICLE IV
CONFIDENTIAL INFORMATION AND RESTRICTED ACTIVITIES

4.1      Confidential Information. Consultant acknowledges and agrees that (a) the Company is engaged in a highly competitive business; (b) the Company has expended considerable time and resources to develop goodwill with its customers, vendors, and others, and to create, protect, and exploit Confidential Information; (c) the Company must continue to prevent the dilution of its goodwill and unauthorized use or disclosure of its Confidential Information to avoid irreparable harm to its legitimate business interests; (d) in the specialty retail business, his participation in or direction of the Company’s day-to-day operations and strategic planning are an integral part of the Company’s continued success and goodwill; (e) given his position and responsibilities, he necessarily will be creating Confidential Information that belongs to the Company and enhances the Company’s goodwill, and in carrying out his responsibilities he in turn will be relying on the Company’s goodwill and the disclosure by the Company to him of Confidential Information; (f) he will have access to Confidential Information that could be used by any competitor of the Company in a manner that would irreparably harm the Company’s competitive position in the marketplace and dilute its goodwill; and (g) he necessarily would use or disclose Confidential Information if he were to engage in competition with the Company.  The Company acknowledges and agrees that Consultant must have and continue to have throughout the Engagement the benefits and use of its goodwill and Confidential Information to properly carry out his responsibilities.  The Company accordingly promises to provide Consultant with access to new and additional Confidential Information and authorize him to engage in activities that will create new and additional Confidential Information. The Company and Consultant thus acknowledge and agree that during the Engagement with the Company he (i) will receive new and additional Confidential Information that is unique, proprietary, and valuable to the Company, (ii) will create new and additional Confidential Information that is unique, proprietary, and valuable to the Company, and (iii) will benefit, including without limitation by way of increased earnings and earning capacity, from the goodwill the Company has generated and from the Confidential Information.  Accordingly, Consultant acknowledges and agrees that at all times during the Engagement and thereafter:

(a)           all Confidential Information shall remain and be the sole and exclusive property of the Company;

(b)           Consultant will protect and safeguard all Confidential Information;

(c)           Consultant will hold all Confidential Information in strictest confidence and not, directly or indirectly, disclose or divulge any Confidential Information to any person other than an officer, director, or employee of the Company to the extent necessary for the proper performance of his responsibilities unless authorized to do so by the Company or compelled to do so by law or valid legal process; provided that nothing in this Agreement shall be construed to prohibit him from reporting possible violations of law or regulation to any governmental agency or regulatory body or making other disclosures that are protected under any law or regulation, or from filing a charge with or participating in any investigation or proceeding conducted by any governmental agency or regulatory body, and that he does not need the prior authorization of the Company to make any such reports or disclosures and he is not required to notify the Company that he has made such reports or disclosures;

(d)           if Consultant believes he is compelled by law or valid legal process to disclose or divulge any Confidential Information, subject to the proviso in Section 4.1(c) above, he will notify the Company in writing sufficiently in advance of any such disclosure to allow the Company the opportunity to defend, limit, or otherwise protect its interests against such disclosure;

(e)           at the end of his Services with the Company for any reason or at the request of the Company at any time, Consultant will return to the Company all Confidential Information and all copies thereof, in whatever tangible form or medium including electronic;

(f)            absent the promises and representations of Consultant in this Section 4.1 and Section 4.2 below, the Company would require him immediately to return any tangible Confidential Information in his possession, would not provide Consultant with new and additional Confidential Information, would not authorize Consultant to engage in activities that will create new and additional Confidential Information, and would not enter or have entered into this Agreement; and

(g)           Non-compliance with the disclosure provisions of this Agreement shall not subject Consultant to criminal or civil liability under any federal or state trade secret law for the disclosure of a Company trade secret: (i) in confidence to a federal, state or local government official, either directly or indirectly, or to an attorney in confidence solely for the purpose of reporting or investigating a suspected violation of law; (ii) in a complaint or other document filed in a lawsuit or other proceeding, provided that any complaint or document containing the trade secret is filed under seal; or (iii) to an attorney representing Consultant in a lawsuit for retaliation by the Company for reporting a suspected violation of law or to use the trade secret information in that court proceeding, provided that any document containing the trade secret is filed under seal and Consultant does not disclose the trade secret, except pursuant to court order.

4.2      Restricted Activities. In consideration of the new and additional Confidential Information which Consultant will obtain in connection with his Services with the Company, the goodwill of the Company that will be created by Consultant’s Services, and to permit the Company to protect such Confidential Information and goodwill, as well as the other promises and undertakings of the Company in this Agreement, Consultant agrees that, while he is providing services of any kind for the Company (including the Services) and for a period of 18 months following the end of those services for any reason, Consultant will not directly or indirectly make or publish any disparaging or derogatory statements or otherwise disparage the Company or its Affiliates, any products, services, or operations of the Company or its Affiliates, or any of the former, current, or future officers, directors, or employees of the Company or its Affiliates.

4.3      Invention Assignment. Consultant hereby assigns to the Company all right, title and interest to all Work Product that (a) relates to the Company’s actual or anticipated business, research and development or existing or future products or services, or (b) is conceived, reduced to practice, developed or made using any equipment, supplies, facilities, assets, information or resources of the Company (including, without limitation, any intellectual property rights).  Consultant shall promptly disclose Work Product to the Company and perform all actions reasonably requested by the Company (whether during or after Consultant’s period of Services) to establish and confirm the ownership and proprietary interest of the Company in any Work Product (including, without limitation, the execution of assignments, consents, powers of attorney, applications and other instruments).  Consultant shall not file any patent or copyright applications related to any Work Product except with the Company’s written consent.

4.4      Remedies. Consultant acknowledges and agrees that the Company would not have an adequate remedy at law and would be irreparably harmed if any of the provisions of Section 4.1 and 4.2 of this Agreement were not performed in accordance with their specific terms or were otherwise breached.  Accordingly, Consultant agrees that the Company shall be entitled to equitable relief, including preliminary and permanent injunctions and specific performance, if Consultant breaches or threatens to breach any of the provisions of such sections, without the necessity of posting any bond or proving special damages or irreparable injury.  Such remedies shall not be deemed to be the exclusive remedies for a breach or threatened breach of this Agreement by Consultant, but shall be in addition to all other remedies available to the Company at law or equity.  Consultant acknowledges and agrees that the Company shall be entitled to seek to recover its attorneys’ fees, expenses, and court costs, in addition to any other remedies to which it may be entitled, if he breaches this Agreement.

4.5      Tolling. If Consultant violates the restrictive covenants set forth in Section 4.2 of this Agreement and the Company brings legal action for injunctive or other relief and obtains such relief, the terms of such restrictions, as applicable, shall be extended by computing the applicable period of time from the date relief is granted for the Company and then reducing such period by the amount of time, after Consultant’s termination of services with the Company, during which Consultant complied with such restrictions.

ARTICLE V
GENERAL PROVISIONS

5.1      Governing Law.  This Agreement, the terms of Consultant’s Engagement, and any contest, dispute, controversy or claim arising therefrom or relating thereto, shall be governed by the laws of the State of Texas, without regard to its conflict of laws principles.

5.2      Arbitration.  Subject to the Company’s or Parent’s right to seek equitable or injunctive relief under this Agreement, to the fullest extent permitted by law, any contest, dispute, controversy or claim arising out of or relating to this Agreement, including the validity, interpretation, performance, breach, alleged breach or termination of this Agreement, whether arising during or after the Term, shall be resolved by arbitration in Dallas, Texas in accordance with the JAMS Employment Arbitration Rules and Procedures, subject to the JAMS Policy on Employment Arbitration Minimum Standards of Procedural Fairness, and the JAMS Optional Arbitration Appeal Procedures then in effect (“JAMS Rules”); provided, that the arbitrator or arbitrators, as the case may be, be selected as follows:  Within 20 days of the commencement of an arbitration by a party hereunder, the parties shall attempt to designate a mutually acceptable arbitrator to hear and determine the matters set forth in the arbitration demand and any counterclaim.  If the parties cannot agree on such an arbitrator within such 20 day period, each party shall select an arbitrator and inform the other party in writing of such arbitrator’s name and address within ten days after the end of such 20 day period.  The two arbitrators so selected shall attempt to select a third arbitrator within ten days thereafter.  If the two arbitrators cannot select a third arbitrator then selection of the third arbitrator shall be in accordance with the JAMS Rules.  The decision of the arbitrator or arbitrators, as the case may be, shall be final and binding on both parties, and any court of competent jurisdiction may enter judgment upon the award.  The arbitrator or arbitrators, as the case may be, shall have the power to direct that reasonable and relevant discovery be permitted in the arbitration.  The fees charged by JAMS or other arbitration administrator and the arbitrator shall be borne solely by the Company.  Additionally, the Company will pay all costs unique to the arbitration to the extent such costs would not otherwise be incurred in a court proceeding — for instance, the Company will, if required, pay the arbitrator’s fees to the extent they exceed court filing fees.  Otherwise, each party shall pay its own legal fees and expenses in any such arbitration, regardless of outcome and the arbitrator or arbitrators, as the case may be, may, but need not, award costs relating to such arbitration (including legal fees and expenses) to the prevailing party, otherwise, each party shall bear its own expenses.  The arbitrator or arbitrators, as the case may be, will apply Texas law to the merits of any dispute or claim, without reference to rules of conflicts of law to the extent they would require the application of the laws of another jurisdiction.  The parties hereby consent to the personal jurisdiction of the state and federal courts located in Texas for any action or proceeding arising from or relating to this Agreement or relating to any arbitration in which the parties are participants.  The parties agree that any process or notice of motion or other application to either of such courts, and any papers in connection with any such arbitration, may be served by certified mail, return receipt requested, or by personal service or in such other manner as may be permissible under the rules of the applicable court or arbitration tribunal; provided that a reasonable time for appearance is allowed.

5.3      Waiver of Contractual Right.  Failure of any party to enforce any provision of this Agreement shall not be construed as a waiver or limitation of that party’s right to subsequently enforce and compel strict compliance with every provision of this Agreement.

5.4      Entire Agreement. This Agreement, together with any other documents incorporated herein by reference and related exhibits and schedules, constitutes the sole and entire agreement of the parties to this Agreement with respect to the subject matter contained herein, and supersedes all prior and contemporaneous understandings, agreements, representations and warranties, both written and oral, with respect to such subject matter.  Notwithstanding the foregoing, this Agreement does not supersede or otherwise affect any arrangement Consultant has as a director of Parent, including with respect to any director fees or fees as chairman of the board of directors of Parent.

5.5      Severability.  If any provision of this Agreement shall be held to be invalid or unenforceable for any reason, the remaining provisions shall continue to be valid and enforceable.  If a court finds that any provision of this Agreement is invalid or unenforceable, but that by limiting such provision it would become valid and enforceable, then such provision shall be deemed to be written, construed and enforced as so limited.

5.6      Notices.  All notices required or permitted under this Agreement shall be in writing and shall be deemed delivered when delivered in person or deposited in the U.S. mail, postage prepaid, or transmitted via facsimile or electronic mail addressed as follows:

If to the Company or Parent:

The Neiman Marcus Group LLC

One Marcus Square
1618 Main Street
Dallas, Texas
Attention: Chief Executive Officer

If to Consultant, at Consultant’s then-current home address on file with the Company.

5.7      Code Section 409A Compliance.  The intent of the parties is that payments and benefits under this Agreement comply with, or be exempt from, Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and the regulations and guidance promulgated thereunder (collectively “Code Section 409A”) and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance therewith; provided, that the Company does not guarantee to Consultant any particular tax treatment with respect to this Agreement and any payments hereunder.  In no event whatsoever shall the Company be liable for any additional tax, interest or penalties that may be imposed on Consultant by Code Section 409A or any damages for failing to comply with Code Section 409A.

For purposes of Code Section 409A, Consultant’s right to receive any installment payments pursuant to this Agreement shall be treated as a right to receive a series of separate and distinct payments.  Whenever a payment under this Agreement specifies a payment period with reference to a number of days (e.g., “payment shall be made within ten calendar days following the date of termination”), the actual date of payment within the specified period shall be within the sole discretion of the Company. In no event may Consultant, directly or indirectly, designate the calendar year of any payment to be made under this Agreement that is considered non-qualified deferred compensation.

With regard to any provision herein that provides for reimbursement of costs and expenses or in-kind benefits, except as permitted by Code Section 409A, (i) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit; (ii) the amount of expenses eligible for reimbursement, or in-kind benefits, provided during any taxable year shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year; provided, that this clause (ii) shall not be violated with regard to expenses reimbursed under any arrangement covered by Code Section 105(b) solely because such expenses are subject to a limit related to the period the arrangement is in effect; and (iii) such payments shall be made on or before the last day of Consultant’s taxable year following the taxable year in which the expense was incurred.

5.8      Counterparts.  This Agreement may be executed in two or more counterparts, including by electronic or facsimile transmission, each of which shall constitute an original, but when taken together, shall constitute a single instrument.

5.9      Amendment.  This Agreement may be modified or amended only with the written consent of both parties.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties execute this Agreement.

The Neiman Marcus Group LLC

By:	/s/ Joseph N. Weber
Title:	Senior Vice President and Chief Human
Resources Officer

Neiman Marcus Group, Inc.

By:	/s/ Joseph N. Weber
Title:	Senior Vice President and Chief Human
Resources Officer

Michael Fung

/s/ Michael Fung

EXHIBIT A

PERMITTED ENGAGEMENTS

Member of the Board of Directors and Chairman of the Audit Committee of Franklin Covey Co.

Member of the Board of Directors and Chairman of the Audit Committee of Number Holdings Inc.

Chairman of the Board of Directors of Asian Pacific Islander American Scholarship Fund

Former Senior Vice-President and Chief Financial Officer of Wal-Mart U.S., with respect to any interviews regarding governmental investigations

EXHIBIT B

CAUSE DETERMINATION

“Cause” shall be determined in the sole discretion of Parent, provided that any indictment or negative publicity with respect to the current investigation of Wal-Mart Stores Inc. by the Securities and Exchange Commission and the Department of Justice with respect to the Foreign Corrupt Practices Act, shall not be grounds for Parent or the Company to terminate the Engagement for “Cause”.

ATTACHMENT I

ACKNOWLEDGMENT AND AFFIRMATION BY INDEPENDENT CONTRACTOR

I, Michael Fung, hereby acknowledge and agree that, with respect to my provision of services to The Neiman Marcus Group LLC (the “Company”) and Neiman Marcus Group, Inc. (“Parent”), which services are performed pursuant to the agreement (the “Agreement”) among the Company, Parent and myself, I am not entitled to wages from, or eligible to participate in any employee benefit plan sponsored by, or otherwise available to employees of, or participated in by, the Company, Parent or any of their respective controlled affiliates.

/s/ Michael Fung	11/21/2016
Michael Fung	Date